Exhibit 10.35

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

THIS CHANGE OF CONTROL AND SEVERANCE AGREEMENT (the “Agreement”) is made as of                     , by and between DECKERS OUTDOOR CORPORATION, a Delaware corporation (the “Company”), and THOMAS GEORGE (the “Executive”) and is effective as of January 1, 2010 (the “Effective Date”).

ARTICLE I
DUTIES AND TERM

1.1           EMPLOYMENT.  In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the Company agrees to enter into this Agreement with the Executive, on an “at will” basis, and the Executive agrees to enter into this Agreement upon the terms and conditions herein provided and in accordance with all applicable employment rules of the Company.

1.2           POSITION AND RESPONSIBILITIES.  The Executive will serve as Chief Financial Officer and shall report to the Company’s President and Chief Executive Officer.

1.3           TERM.  The term of this Agreement will commence on the Effective Date of this Agreement and will continue, unless sooner terminated. Employment of the Executive is at will and will continue until such time as written notice of termination is given by the Company or written notice is given by the Executive.

1.4           AT-WILL EMPLOYMENT.  Executive will continue to be employed as an at-will employee of the Company.  Subject to the provisions of Articles III and IV, as an at-will employee, Executive is free to terminate his/her employment with the Company at any time, for any reason, and the Company has the similar right to terminate Executive’s employment at any time, for any reason.  Although the Company may choose to terminate Executive’s employment for cause, Executive’s employment is at-will and cause is not required.

ARTICLE II
COMPENSATION

For all services rendered by the Executive in any capacity during the Executive’s employment under this Agreement, the Company will compensate the Executive as follows:

2.1           BASE SALARY.  Effective as of January 1, 2010, the Company will pay to the Executive an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) to be paid in equal installments in accordance with the Company’s general payment policies in effect during the term hereof (the “Base Salary”). Executive’s annual base salary may be reviewed prior to December 31, 2010 and appropriate increases to salary implemented. If Executive’s annual base salary is not revised effective December 31, 2010, then Executive’s then existing salary will continue on a monthly basis until changed. This provision does not alter the at-will nature of Executive’s employment or the provisions of Articles III and IV below.

2.2           INCENTIVE BONUS.  The Executive shall be eligible to receive a targeted annual bonus based on performance criteria established annually by the Compensation Committee (the “Incentive Bonus”).

2.3           STOCK COMPENSATION.  The Executive may be granted options to purchase shares of Company Common Stock or Restricted Stock Units to purchase shares of Company Common Stock in accordance with the Company’s Stock Option Plan.  Any grants must be approved by the Compensation Committee.

2.4           ADDITIONAL BENEFITS.  The Executive will be entitled to participate in all benefit and welfare programs, plans, and arrangements that are from time to time made available to the Company’s like-level executive employees.

2.5           DIRECTORS AND OFFICERS INSURANCE; INDEMNIFICATION AGREEMENT.  The Executive will be insured under the Company’s Directors and Officers insurance and will be provided the Company’s standard indemnification agreement.

ARTICLE III
TERMINATION OF EMPLOYMENT

3.1           GENERAL.  While Executive is an at-will employee as provided at Section 1.4 above, the follow conditions for termination of employment are set forth in order to determine the nature of Executive compensation entitlement upon termination of employment as discussed in Article IV below.  Neither the provisions of Article III or Article IV of this Agreement shall alter the at-will nature of Executive’s employment with the Company.  Upon termination of Executive’s employment, Executive shall be deemed to have automatically resigned as a director or officer of any of the Company’s affiliates or subsidiaries in which Executive serves in any such capacity and during and after Executive’s employment, Executive will assist Company in every proper way to evidence such resignation.

3.2           DEATH OR RETIREMENT OF EXECUTIVE.  The Executive’s employment under this Agreement will automatically terminate upon the death or Retirement (as defined in Section 6.1) of the Executive.

3.3           BY EXECUTIVE.  The Executive may terminate the Executive’s employment under this Agreement by giving Notice of Termination (as defined in Section 6.1 hereof) to the Company:

(a)           for Good Reason (as defined in Section 6.1 hereof); and

(b)           at any time without Good Reason.

3.4           BY COMPANY.  The Company may terminate the Executive’s employment under this Agreement by giving Notice of Termination to the Executive:

(a)           in the event of Executive’s Total Disability (as defined in Section 6.1 hereof);

(b)           for Cause (as defined in Section 6.1 hereof); and

(c)           at any time without Cause.

ARTICLE IV
COMPENSATION UPON TERMINATION OF EMPLOYMENT

If the Executive’s employment hereunder is terminated, in accordance with the provisions of Article III hereof, and except for any other rights or benefits specifically provided for herein to be effective following the Executive’s period of employment, the Company will provide compensation and benefits to the Executive only as follows:

4.1           UPON TERMINATION FOR DEATH OR DISABILITY.  If the Executive’s employment hereunder is terminated by reason of the Executive’s death or Total Disability, the Company will:

(a)           pay the Executive (or the Executive’s estate) or beneficiaries any Base Salary that has accrued but was not paid as of the termination date (the “Accrued Base Salary”);

(b)           pay the Executive (or the Executive’s estate) or beneficiaries for unused vacation days accrued as of the termination date in an amount equal to the Executive’s Base Salary multiplied by a fraction the numerator of which is the number of accrued unused vacation days and the denominator of which is 260 (the “Accrued Vacation Payment”);

(c)           subject to Section 4.6 hereof, reimburse the Executive (or the Executive’s estate) or beneficiaries for expenses incurred by him prior to the date of termination that are subject to reimbursement pursuant to this Agreement (the “Accrued Reimbursable Expenses”);

(d)           provide to the Executive (or the Executive’s estate) or beneficiaries any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs (the “Accrued Benefits”), together with any benefits required to be paid or provided in the event of the Executive’s death or Total Disability under applicable law;

(e)           pay the Executive (or the Executive’s estate) or beneficiaries any Incentive Bonus with respect to a fiscal year prior to the year of termination that has been earned and accrued but has not been paid (the “Accrued Incentive Bonus”); plus a pro-rated portion of the Incentive Bonus based on the actual length of service during the year of termination paid within sixty (60) days after the Executive’s date of termination; and

(f)            the Executive (or the Executive’s estate) or beneficiaries shall have the right to exercise all vested unexercised stock options and warrants outstanding at the termination date in accordance with terms of the plans and agreements pursuant to which such options or warrants were issued.

4.2           UPON TERMINATION BY COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON.  If the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates the Executive’s employment with the Company other than (x) upon the Executive’s death or Total Disability or (y) for Good Reason, the Company will:

(a)           pay the Executive the Accrued Base Salary;

(b)           pay the Executive the Accrued Vacation Payment;

(c)           subject to Section 4.6 hereof, pay the Executive the Accrued Reimbursable Expenses;

(d)           pay the Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e)           pay the Executive any Accrued Incentive Bonus, and excluding any Incentive Bonus for the year of termination; and

(f)            the Executive will have the right to exercise vested options and warrants in accordance with Section 4.1(f) hereof.

4.3           UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON.  In the event the Executive has incurred a Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) by reason of a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Company will:

(a)           pay the Executive the Accrued Base Salary;

(b)           pay the Executive the Accrued Vacation Payment;

(c)           subject to Section 4.6 hereof, pay the Executive the Accrued Reimbursable Expenses;

(d)           pay the Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e)           pay the Executive any Accrued Incentive Bonus; plus a pro-rated portion of the Incentive Bonus based on the actual length of service during the year of termination, payable in lump sum within sixty (60) days after Executive’s date of termination;

(f)            pay the Executive severance, commencing within sixty (60) days following the termination date, of twelve (12) monthly payments equal to one-twelfth (1/12th) of the Executive’s Annual Base Salary in effect immediately prior to the time such termination occurs and paid on the regular monthly payroll dates of the Company in accordance with the Company’s payroll practices as in effect on such termination date.  Each installment payment made pursuant to this Section 4.3(f) shall be considered a separate payment for purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)).  Severance will be mitigated on a dollar for dollar basis for any income received by Executive for duties performed for Company or any third party during the twelve (12) months following termination;

(g)           maintain in full force and effect, for the Executive’s and the Executive’s eligible beneficiaries, until the first to occur of (x) the Executive’s attainment of alternative employment if such employment includes health insurance benefits or (y) the twelve (12)

month anniversary of termination of employment, the benefits provided pursuant to Company-sponsored benefit plans, programs, or other arrangements in which the Executive was entitled to participate as a full-time employee immediately prior to such termination in accordance with Section 2.4 hereof, subject to the terms and conditions of participation as provided under the general terms and provisions of such plans, programs, and arrangements, or in the alternate, the Company will arrange to provide the Executive with continued benefits substantially similar to those which the Executive would have been entitled to receive under such plans, programs, and arrangements (the “Continued Benefits”); and

(h)           the Executive shall have the right to exercise vested options and warrants in accordance with Section 4.1(f).

4.4           UPON CHANGE OF CONTROL AND TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON.  In the event the Executive has incurred a Separation from Service by reason of a termination of the Executive’s employment, within two (2) years of a Change of Control, by the Company without Cause or by the Executive for Good Reason, the Company will:

(a)           pay the Executive the Accrued Base Salary;

(b)           pay the Executive the Accrued Vacation Payment;

(c)           subject to 4.6 hereof, pay the Executive the Accrued Reimbursable Expenses;

(d)           pay the Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e)           pay the Executive any Accrued Incentive Bonus; plus a pro-rated portion of the Incentive Bonus based on the actual length of service during the year of termination, payable in lump sum within sixty (60) days after Executive’s date of termination;

(f)            pay the Executive severance of one and one-half (1.5) times Executive’s Annual Base Salary in effect immediately prior to the time such termination occurs plus the greater of (x) one and one-half (1.5) times the targeted Incentive Bonus immediately prior to the time such termination occurs or (y) one and one-half (1.5) times the average actual Incentive Bonus for the previous three (3) years, whichever is greater, in lump sum within sixty (60) days after Executive’s date of termination;

(g)           maintain in full force and effect, for the Executive’s and the Executive’s eligible beneficiaries, until the first to occur of (x) the Executive’s attainment of alternative employment if such employment includes health insurance benefits or (y) the eighteen (18) month anniversary of termination, the benefits provided pursuant to Company-sponsored benefit plans, programs, or other arrangements in which the Executive was entitled to participate as a full-time employee immediately prior to such termination in accordance with Section 2.4 hereof, subject to the terms and conditions of participation as provided under the general terms and provisions of such plans, programs, and arrangements, or in the alternate, the Company will arrange to provide the Executive with Continued Benefits substantially similar to those which the Executive would have been entitled to receive under such plans, programs, and arrangements; and

(h)           the Executive shall have the right to exercise vested options and warrants in accordance with Section 4.1(f).

4.5           RELEASE.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsection (f) or (g) of Sections 4.3 and 4.4, Executive shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company in the form attached hereto as Exhibit A, and any waiting periods contained in such release shall have expired.  To the extent that the Company requires execution of such release, the Company shall deliver such release to Executive within five (5) business days following the termination of Executive’s employment hereunder.  In the event that Executive fails to execute such release on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to subsections (f) or (g) of Sections 4.3 and 4.4.

4.6           Accrued Reimbursable Expenses.  Without limiting the Company’s obligation under Sections 4.1(c), 4.2(c), 4.3(c) and 4.4(c) hereof, the reimbursement of any Accrued Reimbursable Expenses shall be made no later than December 31 of the year following the year in which the expense was incurred.

4.7           Section 409A.

(a)           Notwithstanding anything herein to the contrary, to the extent (i) any amount or benefit payable to the Executive pursuant to Sections 4.1, 4.2, 4.3 or 4.4 is treated as non-qualified deferred compensation subject to Section 409A of the Code, (ii) the Company’s securities are publicly traded on the date of the Executive’s termination of employment, (iii) the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (iv) the Company determines that delayed commencement of any portion of the amounts payable to Executive pursuant to Sections 4.1, 4.2, 4.3 or 4.4 is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Executive’s payments and/or benefits described in Sections 4.2, 4.3 or 4.4, as the case may be, shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s date of termination, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive on the first day following such expiration, and any remaining payments due under Sections 4.1, 4.2, 4.3 or 4.4 shall be paid as otherwise provided herein.

(b)           Notwithstanding anything in this Section 4.7 to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Sections 4.2, 4.3 or 4.4, as the case may be, shall be made in reliance upon the Section 409A Safe Harbor Limit (as defined in Article VI) and/or the exception for short-term deferrals (as set forth in Treasury Regulation Section 1.409A-1(b)(4)).

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           OTHER AGREEMENTS.  As further material consideration for the Company entering into this Agreement, the Executive will also execute the Company’s standard employee confidentially agreement, inventions assignment agreement, and any other agreements required to be executed by all like level executives of the Company.

5.2           EMPLOYEE’S RESTRICTIVE COVENANTS UPON TERMINATION.  If the Executive’s employment is terminated for any reason, Executive agrees:

(a)           To keep all of the Company’s Confidential Information confidential in perpetuity in accordance with the Company’s policy; and

(b)           To not hire or solicit for hire or consultation employees of the Company for a period of one and one-half  (1 1/2) years after termination of employment.

ARTICLE VI
MISCELLANEOUS

6.1           DEFINITIONS.  For purposes of this Agreement, the following terms will have the following meanings:

(a)           “Accrued Base Salary” - as defined in Section 4.1(a) hereof.

(b)           “Accrued Benefits” - as defined in Section 4.1(d) hereof.

(c)           “Accrued Incentive Bonus” - as defined in Section 4.1(e) hereof.

(d)           “Accrued Reimbursable Expenses” - as defined in Section 4.1(c) hereof.

(e)           “Accrued Vacation Payment” - as defined in Section 4.1(b) hereof.

(f)            “Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

(g)           “Incentive Bonus” as defined in Section 2.2 hereof.

(h)           “Base Salary” as defined in Section 2.1 hereof.

(i)            “Cause” will mean any willful breach of duty by the Executive in the course of the Executive’s employment, continued violation of written Company employment policies after written notice of such violation, violation of the Company’s Insider Trading Policies, conviction of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude, engaging in activities which materially defame the Company, engaging in conduct which is material injurious to the Company or its Affiliates, or any of their respective customer or supplier relationships, financially or otherwise, or the Executive’s gross negligence or continued failure to perform Executive’s duties or his/her continued incapacity to perform such duties.

(j)            “Change of Control” will mean if there is a merger, consolidation, sale of all or a major portion of the assets of the Company (or a successor organization) or similar transaction or circumstance where any person or group acquires, in one or more transactions, beneficial ownership of more than Fifty Percent (50%) of the outstanding shares of any class of voting stock of the Company (or a successor organization).

(k)           “Compensation Committee” means the Compensation Committee of the Company’s Board of Directors.

(l)            “Continued Benefits” as defined in Section 4.3(g) hereof.

(m)          “Good Reason” will mean, without the consent of the Executive (1) the occurrence of material breach of this Agreement by the Company, or (2) if within two (2) years of a Change of Control, there is a material reduction of the Executive’s total compensation, benefits, and perquisites, the Company’s relocation is greater than fifty (50) miles from the location where the Executive performs services, or a material change in the Executive’s position or duties; provided, however, no such event shall constitute “Good Reason” hereunder unless the Executive shall have given written notice to the Company of Executive’s intent to resign for “Good Reason” within thirty (30) days after the Executive first becomes aware of the occurrence of any such event (specifying the nature and scope of the event) and such event or occurrence shall not have been cured within thirty (30) days of the Company’s receipt of such notice.

(n)           “Notice of Termination” will mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall generally set forth the basis for termination of the Executive’s employment under the provision so indicated.

(o)           “Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, governmental authority, or other entity.

(p)           “Release Expiration Date” shall mean the date which is twenty-one (21) days following the date upon which the Company delivers Executive the release contemplated in Section 4.5 above, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date which is forty-five (45) days following such delivery date.

(q)           “Retirement” will mean normal retirement at age 65.

(r)            “Section 409A Safe Harbor Limit” will mean, as determined in accordance with Treasury Regulation §1.409A-1(b)(9)(iii), an amount equal to two (2) times the lesser of (i) Executive’s annual rate of compensation for the taxable year immediately preceding the taxable year in which Executive’s employment is terminated by the Company or (ii) the dollar amount in effect under Section 401(a)(17) of the Code for the taxable year in which Executive’s employment is terminated.

(s)           “Severance” will mean payments after termination of Executive’s employment.

(t)            “Total Disability” will mean the Executive’s failure substantially to perform the Executive’s duties hereunder on a full-time basis for a period exceeding one hundred eighty (180) consecutive days or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period as a result of incapacity due to physical or mental illness.  If there is a dispute as to whether the Executive is or was physically or mentally unable to perform the Executive’s duties under this Agreement, such dispute will be submitted for resolution to a licensed physician agreed upon by the Company and the Executive, or if an agreement cannot be promptly reached, the Company and the Executive will promptly each select a physician, and if these physicians cannot agree, the physicians will promptly select a third physician whose decision will be binding on all parties.  If such a dispute arises, the Executive will submit to such examinations and will provide such information as such physician(s) may request, and the determination of the physician(s) as to the Executive’s physical or mental condition will be binding and conclusive.  Notwithstanding the foregoing, if the Executive participates in any group disability plan provided by the Company, which offers long-term disability benefits, “Total Disability” will mean total disability as defined therein.

6.2           KEY MAN INSURANCE.  The Company will have the right, in its sole discretion, to purchase “key man” insurance on the life of the Executive.  The Company shall be the owner and beneficiary of any such policy.  If the Company elects to purchase such a policy, the Executive will take such physical examinations and supply such information as may be reasonably requested by the insurer.

6.3           SUCCESSORS; BINDING AGREEMENT.  This Agreement will be binding upon any successor to the Company and will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

6.4           MODIFICATION; NO WAIVER.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel.  No such written waiver will be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any other term or condition.

6.5           SEVERABILITY.  The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Agreement, will not affect the validity or enforceability of any other covenant or agreement contained herein.

6.6           FORM OF NOTICE TO PARTIES.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, to the following address:

If to the Executive:	Thomas George

If to the Company:	Deckers Outdoor Corporation 495-A South Fairview Avenue Goleta, CA 93117 Attn: Angel Martinez Facsimile: 805-967-7862

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

6.7           ASSIGNMENT.  This Agreement and any rights hereunder will not be assignable by either party without the prior written consent of the other party except as otherwise specifically provided for herein.

6.8           ENTIRE UNDERSTANDING.  This Agreement constitutes the entire understanding between the parties hereto and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein.

6.9           EXECUTIVE’S REPRESENTATIONS.  The Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of the Executive’s duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

6.10         GOVERNING LAW .  This Agreement will be construed in accordance with the laws of the State of California, without regard to the conflict of laws provisions thereof, with venue proper only in the County of Santa Barbara, California.

6.11         ARBITRATION.

(a)           Except as provided in Section 6.11(c) below, the parties hereto agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration, unless otherwise required by law, to be held in Santa Barbara, California under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association as then in effect (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction.

(b)           The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.

(c)           The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(d)           EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EMPLOYEE’S RELATIONSHIP WITH THE COMPANY, INCLUDING BUT NOT LIMITED TO, CLAIMS OF HARASSMENT, DISCRIMINATION, WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Change of Control and Severance Agreement as of the day and year first above written.

COMPANY:

DECKERS OUTDOOR CORPORATION

By:
Angel Martinez
Chief Executive Officer

EXECUTIVE:

Thomas George

EXHIBIT A

GENERAL RELEASE

1.             Employee’s employment with Deckers Outdoor Corporation, a Delaware corporation (the “Company”) ceased effective                               .

2.             Employee represents and agrees that Employee has received all compensation owed to Employee by the Company through Employee’s termination date, including all wages, bonuses, commissions, earned but unused vacation, reimbursable business expenses, and any other payments, benefits, or other compensation of any kind to which Employee was entitled from the Company.

3.             Employee represents to the Company that Employee is signing this General Release (this “Agreement”) voluntarily and with a full understanding of and agreement with its terms for the purpose of receiving additional pay from the Company as described in the Change of Control and Severance Agreement dated                          (the “Agreement”).

4.             In reliance on the Employee’s promises, representations, and releases in this Agreement, upon the Company’s receipt of this executed General Release, the Company will provide Employee with the payments described in the Agreement, less legally required withholding and payroll deductions.

5.             In exchange for the consideration provided to Employee as set forth above, Employee agrees to waive and release all claims, known and unknown, which Employee has or might otherwise have had against the Company, including all of its former or current officers, directors, agents, employees and related entities (hereinafter collectively referred to as the “Released Parties”), arising prior to the date Employee executes this Agreement, regarding any aspect of Employee’s employment, compensation, the cessation of Employee’s employment with the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code; the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Employee executes this Agreement.

6.             It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee.  Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

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Notwithstanding Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.

7.             The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation.  In accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties.  Employee is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to the Company’s President.  In addition, Employee has a period of seven days following his execution of this Agreement in which he may revoke the Agreement.  If Employee does not advise the Company by a writing received by David Bock within such seven day period of the Employee’s intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.

8.             This Separation Agreement and General Release shall not be construed as an admission by the Company of any improper, wrongful, or unlawful actions, or any other wrongdoing against Employee, and the Company specifically disclaims any liability to or wrongful acts against Employee on the part of itself, its employees and its agent.

9.             This Agreement may be modified only by written agreement signed by both parties.

Dated:	EMPLOYEE:

COMPANY:

Dated:	DECKERS OUTDOOR CORPORATION

By:

Name:

Its:

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